September 12, 2007

Atlas Technology Group, Inc.
2001 152nd Avenue NE,
Redmond, Washington 98052

Ladies and Gentlemen:

We have acted as special counsel to Atlas Technology Group, Inc., a Delaware corporation formerly known as Tribeworks, Inc. (the "Company"), in connection with registration under the Securities Act of 1933, as amended (the “Act”), of the offering and issuance of up to 8,464,201 shares of the Company's common stock, par value $0.0004 per share (the “2004 Plan Shares”), issuable upon exercise of options granted or to be granted or pursuant to other stock-based awards to be granted under the Company’s 2004 Employee Stock Incentive Plan (the “2004 Plan”) as described in the Registration Statement of the Company on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission.

We have examined a copy of the Registration Statement (including the exhibits thereto). In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that the 2004 Plan Shares when sold, paid for and issued as contemplated by the terms of the 2004 Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited in all respects to the federal securities laws of the United States of America and the General Corporation Law of the State of Delaware. We render no opinion as to any other federal or state law.

We hereby consent to the use of this opinion by the Company as Exhibit 5 to the Registration Statement and to the use of our name as your counsel in connection with the Registration Statement. We render no opinion as to any other federal or state law. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

HUGHES & LUCE, LLP